Exhibit 99.1

American States Water Company Announces Earnings for the Second Quarter of 2012

EPS from Continuing Operations up 16% Over Prior Year

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 6, 2012--American States Water Company (NYSE:AWR) today reported net income from continuing operations of $15.1 million, or $0.79 per basic and fully diluted share for the quarter ended June 30, 2012, as compared to net income from continuing operations of $12.7 million, or $0.68 per basic and fully diluted share for the same period in 2011, a 16% increase in earnings per share. Total basic and fully diluted earnings per share were $0.79 for the quarter ended June 30, 2012, as compared to basic and fully diluted earnings per share of $0.85 for the quarter ended June 30, 2011. Included in the results for the second quarter of 2011 were earnings from discontinued operations of $0.17 per share resulting from the operation and sale of Chaparral City Water Company which was completed in May 2011. The table below sets forth a comparison of diluted earnings per share for the second quarter.

	Q2 2012	Q2 2011	$ Change	% Change
Income from continuing operations	$0.79	$0.68	$0.11	16%
Income from discontinued operations	---	0.17	(0.17)	(100%)
Total diluted earnings per share	$0.79	$0.85	($0.06)	(7%)

Second Quarter 2012 Results

Continuing Operations:

The table below sets forth a comparison of the second quarter diluted earnings per share from continuing operations by business segment:

	Q2 2012	Q2 2011	$ Change
Water	$0.56	$0.51	$0.05
Electric	0.04	0.03	0.01
Contracted services	0.19	0.14	0.05
Totals from continuing operations	$0.79	$0.68	$0.11

Water

For the three months ended June 30, 2012, fully diluted earnings from the water operations of AWR’s Golden State Water Company (“GSWC”) subsidiary increased by $0.05 per share to $0.56 per share as compared to $0.51 per share for the three months ended June 30, 2011. It is worth noting that 2012 is the last year of a rate case cycle for all of GSWC’s water regions, and rate increases are typically lowest in the final year of a rate case cycle. Items impacting the comparability of the two periods are detailed below:

  An increase in the water gross margin of approximately $305,000, or $0.01 per share, during the three months ended June 30, 2012 as compared to the same period in 2011 due to third year rate increases for Regions II and III approved by the California Public Utilities Commission (“CPUC”) effective January 1, 2012.
  An increase in operating expenses (other than supply costs) by approximately $1.0 million, or $0.03 per share, due primarily to increases in depreciation expense resulting from additions to utility plant, conservation related costs, and employee related costs.
  An overall decrease in interest expense (net of interest income) of $1.3 million, or $0.04 per share, due primarily to lower short-term bank borrowings and the recording of a $381,000 reduction in interest expense in connection with the CPUC’s final decision on the water cost of capital proceeding. In addition, included in the three months ended June 30, 2011 results were interest charges totaling $553,000 related to the redemption of $22.0 million of GSWC’s 7.65% Medium-Term Notes, which did not recur in 2012.
  A decrease in the effective tax rate increased earnings by approximately $0.03 per share during the second quarter of 2012 primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, and changes in certain permanent items.

Electric

For the three months ended June 30, 2012, fully diluted earnings from GSWC’s electric operations were $0.04 per share, an increase of $0.01 per share compared to the same period in the prior year due to an increase in the electric gross margin, partially offset by increased operating expenses.

Contracted Services

For the three months ended June 30, 2012, fully diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $0.05 per share to $0.19 per share as compared to the same period in 2011 primarily due to an increase in construction activities and favorable changes in cost estimates at the Fort Bragg military base in North Carolina. ASUS serves Fort Bragg under a 50-year privatization contract with the U.S. government.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”) and recorded a gain, net of taxes and transaction costs, of $0.12 per share. Excluding the gain on sale, the operation of CCWC during the three months ended June 30, 2011 resulted in earnings of $0.05 per share.

Year-to-Date 2012 Results

Basic and fully diluted earnings per share for the six months ended June 30, 2012 were $1.33 and $1.32, respectively, compared to $1.25 per share on a basic and fully diluted basis, for the six months ended June 30, 2011. Basic and diluted earnings per share from continuing operations for the six months ended June 30, 2012 were also $1.33 and $1.32, respectively, compared to $1.05 per share on a basic and fully diluted basis, for the six months ended June 30, 2011. This represents a 26% increase over the prior year in fully diluted earnings per share from continuing operations.

Continuing Operations:

The table below sets forth a comparison of the year-to-date diluted earnings per share contribution from continuing operations by business segment:

	Six Months Ended June 30,
	2012	2011	$ Change
Water	$0.83	$0.80	$0.03
Electric	0.15	0.07	0.08
Contracted services	0.34	0.18	0.16
Totals from continuing operations	$1.32	$1.05	$0.27

Water

Fully diluted earnings contributed by GSWC’s water operations increased by $0.03 per share, to $0.83 per share for the six months ended June 30, 2012, as compared to $0.80 per share for the six months ended June 30, 2011, primarily due to:

  An increase in the water gross margin of $2.1 million, or $0.07 per share, during the six months ended June 30, 2012 primarily as the result of CPUC-approved third year rate increases for Regions II and III effective January 1, 2012.
  An increase in operating expenses (other than supply costs) by approximately $2.8 million, or $0.09 per share, due primarily to increases in: (i) depreciation expense of $1.3 million resulting from additions to utility plant, and (ii) other operation expenses of $1.2 million due, in large part, to higher labor and other employee benefits, conservation costs and bad debt expense.
  An overall decrease in interest expense (net of interest income) of approximately $1.0 million, or $0.03 per share, primarily due to debt redemption costs incurred in 2011 and a true-up of interest expense as a result of the water cost of capital final decision, as previously discussed.
  A decrease in the effective income tax rate during the six months ended June 30, 2012 as compared to the same period in 2011, increasing earnings by approximately $0.02 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, and changes in certain permanent items.

Electric

For the six months ended June 30, 2012, fully diluted earnings from GSWC’s electric operations increased by $0.08 per share as compared to the same period in 2011, due primarily to: (i) the CPUC’s approval of GSWC’s application to recover $1.2 million, or $0.04 per share, in legal and outside services costs incurred from September 2007 through March 2011 in connection with its efforts to procure renewable energy resources, (ii) an increase in the electric gross margin of $1.1 million, or $0.03 per share, and (iii) a decrease in the effective income tax rate increasing earnings by approximately $0.01 per share.

Contracted Services

For the six months ended June 30, 2012, fully diluted earnings from ASUS increased by $0.16 per share as compared to the same period in 2011 due primarily to an increase in construction activities at Fort Bragg in North Carolina and significant progress made on a major water and wastewater pipeline replacement project as a result of better than expected weather conditions at Fort Bragg during the first several months of 2012. This project is estimated to be completed in early 2014.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”) and recorded a gain, net of taxes and transaction costs, of $0.12 per share. Excluding the gain on sale, the operation of CCWC during the first five months of 2011 resulted in earnings of $0.08 per share.

Regulatory Matters

In July 2012, the CPUC issued a final decision on GSWC’s cost of capital proceeding filed in May 2011. The decision approves the settlement agreement entered into between GSWC, along with three other California water utilities, and the CPUC’s Division of Ratepayer Advocates (“DRA”) in November 2011. The approved settlement authorizes a Return on Equity (“ROE”) of 9.99% and a rate-making capital structure for GSWC of 55% equity and 45% debt. The weighted cost of capital (return on rate base), with an updated embedded debt cost and the authorized ROE, is 8.64%. The new rate of return authorized by the CPUC’s final decision will be implemented into water rates retroactive to January 1, 2012. The CPUC decision also authorized GSWC to continue the Water Cost of Capital Mechanism (“WCCM”). The WCCM adjusts ROE and rate of return on rate base between the three-year cost of capital proceedings only if there is a positive or negative change of more than 100 basis points in the average of the Moody’s Aa utility bond rate as measured over the period October 1 through September 30. If the average Moody’s rate for this period changes by over 100 basis points from the benchmark, the ROE will be adjusted by one half of the difference. For the first ten months of the period, the rate has declined by more than 100 basis points from the benchmark. Based upon this data, at this time GSWC expects that it will have to lower its ROE by about 50 to 60 basis points, effective January 1, 2013.

On June 21, 2012, GSWC filed a motion to adopt a settlement agreement between GSWC, the DRA, and The Utility Reform Network (“TURN”) in connection with the water General Rate Case (“GRC”) filing made in July 2011. The proposed settlement, if approved by the CPUC, resolves almost all of the issues in the GRC application and would generate approximately $9 million in additional annual revenues starting in 2013 as compared to 2012 adopted revenues. The proposed rate increases for 2014 over 2013 are $8 million or 3%, and the 2015 proposed rate increases over 2014 amount to $6.5 million, or 2%. While the increase in 2013 revenues would be approximately $9 million under the settlement agreement, the increase in the settled water gross margin is approximately $18 million, or 8.4%, when compared to the 2012 adopted water gross margin. Supply costs, which are a pass-through, are projected to decrease by $9 million in 2013 as compared to 2012 adopted supply costs resulting primarily from lower customer consumption as compared to 2012 adopted consumption levels. In addition, the CPUC requested GSWC, DRA and TURN to file additional testimony to justify the reasonableness of the Water Revenue Adjustment Mechanism (“WRAM”) and address the CPUC’s questions regarding the WRAM. In July 2012, all three parties filed additional testimony addressing the WRAM. The settlement agreement for the GRC is subject to an acceptable resolution regarding the WRAM matter.

Contracted Services

During the second quarter of 2012, the U.S. government reached an agreement with ASUS on the first price redetermination for Andrews Air Force Base in Maryland. A final modification of the contract for the funding is pending the U.S. government’s approval. Price redeterminations for Fort Bliss, Fort Jackson, Fort Bragg, and the military bases in Virginia have been filed and are under review by the U.S. government.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended June 30, 2012 to be filed with the Securities and Exchange Commission.

Second Quarter 2012 Earnings Release Conference Call - The Company will host a conference call today, August 6, 2012 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Monday, August 6, 2012 at 2:00 p.m. PT through Monday, August 13, 2012. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953. On July 31, 2012, the Board of Directors approved a 27% increase in the quarterly dividend to $0.355 per share on the Common Shares of the Company.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets

	June 30,	December 31,
(in thousands)	2012	2011
	(Unaudited)
Assets
Utility Plant-Net	$900,009	$896,500
Goodwill	1,116	1,116
Other Property and Investments	13,471	11,803
Current Assets	175,854	165,601
Regulatory and Other Assets	162,310	163,342
	$1,252,760	$1,238,362
Capitalization and Liabilities
Capitalization	$768,455	$749,061
Current Liabilities	99,615	104,370
Other Credits	384,690	384,931
	$1,252,760	$1,238,362

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Operating Revenues	$114,311	$109,829	$220,959	$204,136

Operating Expenses:
Supply costs	26,675	26,074	47,734	47,851
Other operation expenses	6,851	6,946	14,277	13,863
Administrative and general expenses	17,792	17,740	34,377	36,159
Maintenance	3,852	4,623	7,183	8,349
Depreciation and amortization	10,407	9,538	20,897	19,275
Property and other taxes	3,716	3,406	7,821	6,958
ASUS construction expenses	14,896	12,491	35,181	24,675
Net gain on sale of property	(3)	(128)	(3)	(128)
Total operating expenses	84,186	80,690	167,467	157,002

Operating income	30,125	29,139	53,492	47,134

Interest expense	(5,720)	(6,869)	(11,790)	(12,613)
Interest income	495	161	710	298
Other	(13)	(289)	216	(209)

Income from continuing operations before income tax expense	24,887	22,142	42,628	34,610
Income tax expense	9,809	9,414	17,435	14,927
Income from continuing operations	15,078	12,728	25,193	19,683

Income from discontinued operations, net of taxes	-	3,234	-	3,868
Net Income	$15,078	$15,962	$25,193	$23,551

Basic Earnings Per Share
Income from continuing operations	$0.79	$0.68	$1.33	$1.05
Income from discontinued operations	-	0.17	-	0.20
Net Income	$0.79	$0.85	$1.33	$1.25

Fully Diluted Earnings Per Share
Income from continuing operations	$0.79	$0.68	$1.32	$1.05
Income from discontinued operations	-	0.17	-	0.20
Net Income	$0.79	$0.85	$1.32	$1.25

Weighted Average Shares Outstanding	18,882	18,668	18,857	18,658
Weighted Average Diluted Shares	18,945	18,738	18,988	18,797

Dividends Declared Per Common Share	$0.28	$0.28	$0.56	$0.54

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707